UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2012

ALLIANCE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14200 Park Meadow Drive #200

Chantilly, Virginia 20151

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (703) 814-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jean S. Houpert as Executive Vice President and Chief Financial Officer

On March 23, 2012, Alliance Bankshares Corporation (the “Corporation”) and its wholly-owned subsidiary Alliance Bank Corporation (the “Bank”) appointed Jean S. Houpert as Executive Vice President and Chief Financial Officer of the Corporation and the Bank effective immediately. Ms. Houpert had held the titles of Senior Vice President and Interim Chief Financial Officer of the Corporation and the Bank since July 29, 2011. Ms. Houpert will continue to serve as the Corporation’s principal financial officer and principal accounting officer.

Prior to July 2011, Ms. Houpert, 46, served as Senior Vice President and Accounting Director of the Bank since December 2009 and joined the Bank as Vice President and Accounting Director in October 2008. As Accounting Director, Ms. Houpert was responsible for general oversight of the accounting and financial reporting functions, served as a member of the Bank’s ALCO Committee, and actively contributed to oversight and management of the Bank’s operations and to the Bank’s planning and budgeting processes. Before serving as Accounting Director for the Bank, Ms. Houpert served as Vice President and Controller of Millennium Bank, N.A. in Sterling, Virginia from 2004 to 2006. As Vice President and Controller at Millennium Bank, Ms. Houpert was responsible for general oversight of the bank’s accounting function, including responsibility for preparing (i) consolidated financial statements for the holding company, bank and subsidiaries, (ii) call reports and other regulatory reports for the bank and (iii) Securities and Exchange Commission filings for the bank’s holding company. Before joining Millennium Bank, N.A., Ms. Houpert served as Quality Control Officer at 1st Service Bank in McLean, Virginia from 2003 to 2004 and was a member of audit and advisory engagement teams at Grant Thornton LLP from 1997 to 1999 and from 2000 to 2002, with a final position of Supervising Senior Accountant in Grant Thornton’s Vienna, Virginia office. Ms. Houpert earned a bachelor of business administration from Temple University, graduating cum laude.

In connection with Ms. Houpert’s appointment as Chief Financial Officer, she received a raise to $185,000 in annual salary. Ms. Houpert continues to be able to participate in the health, dental, disability, life insurance and 401(k) plans that the Corporation and the Bank make available to all employees.

There are no family relationships between Ms. Houpert and any other executive officer or director of the Corporation or the Bank, and there are no arrangements or understandings pursuant to which she has been appointed. There are no transactions between the Corporation or the Bank and Ms. Houpert that would constitute related person transactions under Item 404(a) of Regulation S-K.

Employment Agreement for Executive Vice President and Chief Financial Officer

In connection with Ms. Houpert’s appointment as Executive Vice President and Chief Financial Officer of the Corporation and the Bank, the Bank entered into an employment agreement with Ms. Houpert (the “Agreement”) dated as of March 23, 2012.

The Agreement provides for Ms. Houpert’s employment as Executive Vice President and Chief Financial Officer for an initial term through March 22, 2013. On March 22, 2013, and on each March 22 thereafter, the Agreement will automatically renew for an additional one year term, unless a party provides at least 60 days advance notice of nonrenewal. Under the Agreement, Ms. Houpert will receive an annual base salary of $185,000, subject to increase (but not decrease) in the discretion of the Board of Directors.

The Agreement provides that Ms. Houpert will receive such bonuses as the Board of Directors decides in its discretion to pay to Ms. Houpert. Ms. Houpert will be eligible to participate in any employee benefit plans maintained by the Bank and for which she is or will become eligible.

If Ms. Houpert is terminated for any reason, she is entitled to payment of any vested but not yet paid benefits provided under the Agreement. If Ms. Houpert is terminated other than for “cause”, or if Ms. Houpert resigns for “good reason”, as both terms are defined in the Agreement, Ms. Houpert will continue to receive her then monthly base salary for twelve months following termination. If Ms. Houpert is terminated other than for “cause” or if she resigns for “good reason” within one year after a change of control, as defined in the Agreement, she will receive $185,000 from the Bank, paid in equal monthly installments over the twelve months following the date of termination.

The Agreement includes noncompetition and nonsolicitation provisions that are in effect during the term of the Agreement and for a period of twelve months following the termination of Ms. Houpert’s employment. The Agreement also provides for confidentiality obligations during and following Ms. Houpert’s employment.

The foregoing description is a summary of the material terms of the Agreement and is qualified in its entirety by reference to the Agreement itself, a copy of which will is filed herewith as Exhibit 10.16.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.16.	Employment Agreement between Alliance Bank Corporation and Jean S. Houpert, dated as of March 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation
(Registrant)
By:
/s/ William E. Doyle, Jr.
William E. Doyle, Jr. President & Chief Executive Officer

Date: March 29, 2012

INDEX OF EXHIBITS

Exhibit No.	Description

Exhibit 10.16	Employment Agreement between Alliance Bank Corporation and Jean S. Houpert, dated as of March 23, 2012.